Exhibit 99.1

MFA

FINANCIAL, INC.

350 Park Avenue

New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

February 12, 2015		NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6433
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson, Andrew Johnson
212-371-5999

MFA Financial, Inc.

Announces Fourth Quarter 2014 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced financial results for the fourth quarter ended December 31, 2014.

Fourth Quarter 2014 and other highlights:

•                  Generated fourth quarter net income available to common shareholders of $76.0 million, or $0.20 per common share (based on 370.9 million weighted average common shares).  As of December 31, 2014, book value per common share was $8.12.

•                  On January 30, 2015, MFA paid its fourth quarter 2014 dividend of $0.20 per share of common stock to shareholders of record as of December 26, 2014.

•                  In the fourth quarter we continued to selectively identify and acquire attractive investments within our targeted residential mortgage credit universe.  Within the quarter our holdings of securities backed by re-performing and non-performing loans (“RPL/NPL MBS”) approximately doubled to $2.008 billion while our holdings of re-performing and non-performing whole loans increased by $238.5 million to $351.4 million.

In the fourth quarter, both net income and dividend per common share were $0.20.  Net income of $76.0 million includes $12.2 million of gains realized on sales of MBS and a $1.0 million decrease in the fair value of the securities underlying “Linked Transactions.”

William Gorin, MFA’s CEO, said, “In the fourth quarter, we continued to identify attractive investment opportunities across the residential mortgage asset universe.  We grew our holdings of securities backed by re-performing and non-performing loans to $2.008 billion (including $1.847 billion reported as a component of Linked Transactions) while moving forward with the acquisition of re-performing and non-performing whole loans, bringing our holdings of credit sensitive residential whole loans to $351.4 million.  In addition, we acquired $70.4 million (of which $33.2 million was reported as a component of Linked Transactions) and opportunistically sold $20.3 million of Non-Agency MBS issued prior to 2008 (“Legacy Non-Agency MBS”), realizing a gain of $12.2 million.  This is the tenth consecutive quarter we have realized gains through selected sales of Legacy Non-Agency MBS based on our projections of future cash flows relative to market pricing.  We did not acquire any Agency MBS in this quarter.

“MFA remains positioned for a period when Federal Reserve monetary policy may become more variable based on measures of the labor markets, indicators of inflation, international developments and other incoming data.  Through asset selection and hedging strategy, the estimated effective duration, a gauge of MFA’s interest rate sensitivity, remains below 1.0 and measured 0.56 at quarter-end. Leverage, which reflects the ratio of our financing obligations to equity, was 2.8:1 on a GAAP basis and 3.3:1 on a non-GAAP basis (including $1.520 billion of borrowings that are reported as a component of Linked Transactions) at quarter-end.”

Craig Knutson, MFA’s President and COO, added, “Our credit sensitive assets continued to benefit from improved housing fundamentals.  Home price appreciation and underlying mortgage loan amortization have decreased the loan-to-value ratio (“LTV”) for many of the mortgages underlying MFA’s Legacy Non-Agency portfolio.  We estimate that the average LTV of mortgage loans underlying our Legacy Non-Agency MBS has declined from approximately 105% as of January 2012 to approximately 76% as of December 31, 2014.  In addition, we estimate that the percentage of non-delinquent loans underlying our Legacy Non-Agency MBS that are underwater (with LTVs greater than 100%), has declined from approximately 52% as of January 2012 to 12% as of December 31, 2014.  As a result, we have again reduced our estimate of future losses.  In the fourth quarter, we transferred $14.4 million from credit reserve to accretable discount.  This increase in accretable discount is expected to increase the interest income realized over the remaining life of MFA’s Legacy Non-Agency MBS.”

MFA’s Legacy Non-Agency MBS had a face amount of $5.159 billion with an amortized cost of $3.859 billion and a net purchase discount of $1.300 billion at December 31, 2014.  This discount consists of a $900.6 million credit reserve and other-than-temporary impairments and a $399.1 million net accretable discount.  We believe this credit reserve appropriately factors in remaining uncertainties regarding underlying mortgage performance and the potential impact on future cash flows.  Our Legacy Non-Agency MBS loss adjusted yield of 7.67% for the fourth quarter is based on projected defaults equal to 25% of underlying loan balances.  On average, these loans are approximately nine years seasoned and approximately 15% are currently 60 or more days delinquent.

The Agency portfolio had an average amortized cost basis of 103.8% of par as of December 31, 2014, and generated a 2.17% yield in the fourth quarter.  The Legacy Non-Agency portfolio had an average amortized cost of 74.8% of par as of December 31, 2014, and generated a loss-adjusted yield of 7.67% in the fourth quarter.  At the end of the fourth quarter, MFA held approximately $2.008 billion of the senior most tranches of RPL/NPL MBS which were issued in 2013 and 2014.  These securities had an amortized cost of 99.9% of par and generated a 3.44% yield for the quarter.  For GAAP reporting, $1.847 billion of these RPL/NPL MBS are reported as a component of Linked Transactions.  These securities generated a 3.45% yield for the quarter, while the remaining $161.0 million not reported as a component of Linked Transactions generated a 3.25% yield for the quarter.

In addition, at December 31, 2014, our investments in credit sensitive residential whole loans totaled $351.4 million.  Of this amount, $207.9 million is recorded at carrying value, or 79.6% of the unpaid principal balance and generated a loss-adjusted yield of 6.75% (6.07% net of servicing costs) during the quarter and $143.5 million is recorded at fair value in our consolidated balance sheet.  On this portion of the portfolio we recorded income for the quarter of approximately $447,000, primarily reflecting changes in market value of the underlying loans since acquisition.

For the three months ended December 31, 2014, MFA’s costs for compensation and benefits and other general and administrative expenses were $10.9 million or an annualized 1.36% of stockholders’ equity as of December 31, 2014.

The following table presents the weighted average prepayment speed on MFA’s MBS portfolio.

Table 1

	Fourth Quarter 2014 Average CPR	Third Quarter 2014 Average CPR
Agency MBS	12.34%	15.11%
Non-Agency MBS	12.53%	12.71%
RPL/NPL MBS (1)	17.60%	19.66%

(1)   All principal payments are considered to be prepayments for CPR purposes. Excludes RPL/NPL MBS that have not had a principal payment.

As of December 31, 2014, under its swap agreements, MFA had a weighted average fixed-pay rate of interest of 1.85% and a floating receive rate of 0.16% on notional balances totaling $3.760 billion, with an average maturity of 47 months.

The following table presents, on a non-GAAP basis, MFA’s asset allocation as of December 31, 2014 and the fourth quarter 2014 yield on average interest earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 2

ASSET ALLOCATION

At December 31, 2014	Agency MBS		Legacy Non-Agency MBS (1)		RPL/NPL MBS (1)		Residential Whole Loans, at Carrying Value		Residential Whole Loans, at Fair Value		Other, net (1)(2)	Total
($ in Thousands)
Fair Value/ Carrying Value	$5,904,207		$4,660,789		$2,007,832		$207,923		$143,472		$340,657	$13,264,880
Less Repurchase Agreements	(5,177,835)		(2,283,842)		(1,596,886)		(47,129)		(95,195)		(78,980)	(9,279,867)
Less Multi-year Collateralized Financing Arrangements	—		(512,105)		—		—		—		—	(512,105)
Less Securitized Debt	—		(110,574)		—		—		—		—	(110,574)
Less Senior Notes	—		—		—		—		—		(100,000)	(100,000)
Equity Allocated	$726,372		$1,754,268		$410,946		$160,794		$48,277		$161,677	$3,262,334
Less Swaps at Market Value	—		—		—		—		—		(59,062)	(59,062)
Net Equity Allocated	$726,372		$1,754,268		$410,946		$160,794		$48,277		$102,615	$3,203,272
Debt/Net Equity Ratio (3)	7.13	x	1.66	x	3.89	x	0.29	x	1.97	x		3.28	x

For the Quarter Ended December 31, 2014

Yield on Average Interest Earning Assets (4)(5)	2.17%	7.63%	3.44%	6.07%	N/A	0.81%	4.15%
Less Average Cost of Funds (6)	(1.12)	(2.92)	(1.49)	(2.19)	(2.19)	(1.68)	(1.79)
Senior Notes (7)	—		—	—	N/A	(8.03)	(8.03)
Net Interest Rate Spread (5)	1.05%	4.71%	1.95%	3.88%	N/A	(5.19)%	2.36%

(1)   Information with respect to Legacy Non-Agency MBS and RPL/NPL MBS, related repurchase agreement borrowings and resulting totals is presented on a non-GAAP basis, as it includes $66.4 million of Legacy Non-Agency MBS, $1.847 billion of RPL/NPL MBS and $1.520 billion of repurchase agreements underlying Linked Transactions.  In addition, $107.6 million of credit risk transfer securities issued by Government Sponsored Entities (“CRT securities”) and $79.0 million of associated repurchase agreement borrowings are included in other, net (of which $4.5 million of CRT securities and $3.0 million of associated repurchase agreement borrowings are components of Linked Transactions).  The purchase of a Non-Agency MBS or CRT security and contemporaneous repurchase borrowing of this security with the same counterparty are accounted for under GAAP as a Linked Transaction. The two components of a Linked Transaction are evaluated on a combined basis and are presented net as Linked Transactions on our consolidated balance sheet.

(2)   Includes cash and cash equivalents and restricted cash of $249.7 million, $107.6 million of CRT securities (including CRT securities and associated repurchase agreements reported as Linked Transactions), securities obtained and pledged as collateral, interest receivable, goodwill, prepaid and other assets, borrowings under repurchase agreements of $507.1 million for which U.S. Treasury securities are pledged as collateral, interest payable, dividends payable and accrued expenses and other liabilities.

(3)   Information presented on a non-GAAP basis. Represents the sum of borrowings under repurchase agreements (including an aggregate $1.520 billion of repurchase agreements underlying Linked Transactions), payable for unsettled MBS purchases, multi-year collateralized financing arrangements of $512.1 million and securitized debt as a multiple of net equity allocated.  The numerator of our Total Debt/Net Equity ratio also includes borrowings under repurchase agreements of $507.1 million for which U.S. Treasury securities are pledged as collateral and Senior Notes. On a GAAP basis, which excludes the impact of Linked Transactions, our debt-to-equity ratio is 1.64x for Legacy Non-Agency MBS, 4.35x for RPL/NPL MBS and 2.81x in total.

(4)   Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset.  At December 31, 2014 the amortized cost of our interest earning assets were as follows: Agency MBS  — $5,824,093; Legacy Non-Agency MBS - $3,920,911; RPL/NPL MBS - $2,008,106; and Residential Whole Loans at carrying value - $207,923. In addition, the yield for residential whole loans at carrying value is presented net of 68 basis points of servicing fee expense incurred during the quarter.  For GAAP reporting purposes, such expenses are included in Other investment related operating expenses in our statement of operations.  Interest payments received on residential whole loans at fair value is reported in other income as Gain on residential whole loans held at fair value in our statement of operations.  Accordingly, no yield is presented as such loans are not included in interest earning assets for reporting purposes.

(5)   Information presented on a non-GAAP basis.  On a GAAP basis, which excludes the impact of Linked Transactions the total yield on average interest earning assets for the quarter is 4.24% and the total net interest rate spread for the quarter was 2.41%.

(6)   Information presented on a non-GAAP basis. Average cost of funds includes interest on repurchase agreements (including interest on $1.520 billion of repurchase agreements underlying Linked Transactions), the cost of swaps and securitized debt. Agency cost of funds includes 79 basis points and Non-Agency cost of funds includes 60 basis points associated with Swaps to hedge interest rate sensitivity on these assets. On a GAAP basis, which excludes the impact of Linked Transactions, the average cost of funds for the quarter was 1.76%.

(7)   Includes amortization costs in connection with the issuance in of Senior Notes.

At December 31, 2014, MFA’s $10.564 billion of Agency and Legacy Non-Agency MBS, which includes $66.4 million of Non-Agency MBS underlying Linked Transactions, were backed by hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including average months to reset and three-month average CPR, is presented below:

Table 3

($ in Thousands)	Agency MBS			Legacy Non-Agency MBS (1)			Total (1)
Time to Reset	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)
< 2 years (5)	$2,155,382	6	15.1%	$2,958,870	6	12.1%	$5,114,252	6	13.5%
2-5 years	1,254,137	42	14.2	229,896	28	10.7	1,484,033	40	13.5
> 5 years	329,416	82	9.1	—	—	—	329,416	82	9.1
ARM-MBS Total	$3,738,935	25	14.8%	$3,188,766	7	12.0%	$6,927,701	17	13.4%
15-year fixed (6)	$2,164,730		8.1%	$11,522		13.2%	$2,176,252		8.1%
30-year fixed (6)	—		—	1,454,924		13.6	1,454,924		13.6
40-year fixed (6)	—		—	5,577		14.1	5,577		14.1
Fixed-Rate Total	$2,164,730		8.1%	$1,472,023		13.6%	$3,636,753		10.5%
MBS Total	$5,903,665		12.3%	$4,660,789		12.5%	$10,564,454		12.4%

(1)    Excludes $2.008 billion of RPL/NPL MBS. Refer to Table 4 for further information.

(2)    Does not include principal payments receivable of $542,000.

(3)    MTR or Months to Reset is the number of months remaining before the coupon interest rate resets. At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps.  The MTR does not reflect scheduled amortization or prepayments.

(4)    3 month average CPR weighted by positions as of beginning of each month in the quarter.

(5)    Includes floating rate MBS that may be collateralized by fixed rate mortgages.

(6)    Information presented based on data available at time of loan origination.

Table 4

The following table presents certain information about our RPL/NPL MBS portfolio at December 31, 2014:

($ in Thousands)	Fair Value	Net Coupon	Months to Step-Up (1)	Current Credit Support (2)	Original Credit Support	3 Month Average Bond CPR (3)
Re-Performing MBS	$562,772	3.68%	27	43%	42%	13.3%
Non-Performing MBS	1,445,060	3.49	32	51	51	19.7
Total RPL/NPL MBS	$2,007,832	3.55%	30	49%	48%	17.6%

(1)   Months to step-up is the weighted average number of months remaining before the coupon interest rate increases a cumulative 300 basis points.  We anticipate that the securities will be redeemed prior to the step-up date.

(2)   Credit Support for a particular security is expressed as a percentage of all outstanding mortgage loan collateral.  A particular security will not be subject to principal loss as long as credit enhancement is greater than zero.

(3)   All principal payments are considered to be prepayments for CPR purposes.  Excludes RPL/NPL MBS that have not had a principal payment.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Thursday, February 12, 2015, at 10:00 a.m. (Eastern Time) to discuss its fourth quarter 2014 financial results. The live audio webcast will be accessible to the general public over the internet at

http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page.  To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software.  Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowing; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by the Company to accrete the market discount on Non-Agency MBS and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS and Non-Agency MBS portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as the Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the Investment Company Act), including statements regarding the Concept Release issued by the SEC relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are in engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to successfully implement its strategy to grow its residential whole loan portfolio; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the Securities and Exchange Commission, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Amounts)	December 31, 2014	December 31, 2013
	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”) and CRT securities:
Agency MBS, at fair value ($5,519,813 and $6,142,306 pledged as collateral, respectively)	$5,904,207	$6,519,221
Non-Agency MBS, at fair value ($2,377,343 and $1,778,067 pledged as collateral, respectively)	3,358,426	2,569,766
Non-Agency MBS transferred to consolidated variable interest entities (“VIEs”), at fair value	1,397,006	2,282,371
CRT securities, at fair value ($94,610 and $0 pledged as collateral, respectively)	102,983	—
Securities obtained and pledged as collateral, at fair value	512,105	383,743
Residential whole loans ($67,536 and $0 pledged as collateral, respectively)	207,923	—
Residential whole loans, at fair value ($143,072 and $0 pledged as collateral, respectively)	143,472	—
Cash and cash equivalents	182,437	565,370
Restricted cash	67,255	37,520
Interest receivable	31,257	35,828
Derivative instruments:
MBS linked transactions, net (“Linked Transactions”), at fair value	398,336	28,181
Interest rate swap agreements (“Swaps”), at fair value	3,136	13,000
Goodwill	7,189	7,189
Prepaid and other assets	39,012	29,719
Total Assets	$12,354,744	$12,471,908

Liabilities:
Repurchase agreements	$8,267,388	$8,339,297
Securitized debt	110,574	366,205
Obligation to return securities obtained as collateral, at fair value	512,105	383,743
8% Senior Notes due 2042 (“Senior Notes”)	100,000	100,000
Accrued interest payable	13,095	14,726
Swaps, at fair value	62,198	28,217
Dividends and dividend equivalents rights (“DERs”) payable	74,529	73,643
Accrued expenses and other liabilities	11,583	23,826
Total Liabilities	$9,151,472	$9,329,657

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Common stock, $.01 par value; 886,950 shares authorized; 370,084 and 365,125 shares issued and outstanding, respectively	3,701	3,651
Additional paid-in capital, in excess of par	3,013,634	2,972,369
Accumulated deficit	(568,596)	(571,544)
Accumulated other comprehensive income	754,453	737,695
Total Stockholders’ Equity	$3,203,272	$3,142,251
Total Liabilities and Stockholders’ Equity	$12,354,744	$12,471,908

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		For the Year Ended December 31,
(In Thousands, Except Per Share Amounts)	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Agency MBS	$32,539	$39,064	$142,543	$156,046
Non-Agency MBS	50,637	42,310	185,806	170,485
Non-Agency MBS transferred to consolidated VIEs	25,014	39,644	130,524	156,285
CRT securities	742	—	772	—
Residential whole loans	2,234	—	4,083	—
Cash and cash equivalent investments	26	31	89	124
Interest Income	$111,192	$121,049	$463,817	$482,940

Interest Expense:
Repurchase agreements	$35,890	$38,700	$145,244	$143,885
Securitized debt	1,062	2,719	6,533	12,100
Senior Notes	2,008	2,008	8,031	8,028
Interest Expense	$38,960	$43,427	$159,808	$164,013

Net Interest Income	$72,232	$77,622	$304,009	$318,927

Other Income, net:
Unrealized net gains and net interest income from Linked Transactions	$7,506	$1,440	$17,092	$3,225
Gains on Residential whole loans, at fair value	447	—	447	—
Gains/(losses) on TBA short positions	—	1,207	—	(7,517)
Gain on sales of MBS and U.S. Treasury securities, net	12,194	6,147	37,497	25,825
Other, net	55	54	(251)	219
Other Income, net	$20,202	$8,848	$54,785	$21,752

Operating and Other Expense:
Compensation and benefits	$7,203	$4,477	$25,581	$20,328
Other general and administrative expense	3,690	3,186	15,164	13,361
Excise tax and interest	—	250	1,162	2,250
Impairment of resecuritization related costs	—	—	—	2,031
Other investment related operating expenses	1,833	—	3,383	—
Operating and Other Expense	$12,726	$7,913	$45,290	$37,970

Net Income	$79,708	$78,557	$313,504	$302,709
Less Preferred Stock Dividends	3,750	3,750	15,000	13,750
Less Issuance Costs of Redeemed Preferred Stock	—	—	—	3,947
Net Income Available to Common Stock and Participating Securities	$75,958	$74,807	$298,504	$285,012

Earnings per Common Share - Basic and Diluted	$0.20	$0.20	$0.81	$0.78

Dividends Declared per Share of Common Stock	$0.20	$0.20	$0.80	$1.64	(1)

(1)   Includes special dividends of $0.78 per share declared during the year ended December 31, 2013.